SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

MAY 6, 2003

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

FLORIDA	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission file Number)	(IRS Employer Identification No.)

702 North Franklin Street, Tampa Florida 33602

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (813) 228-4111

Item 5.     Other Events

TECO Energy, Inc. took actions today to repay the equity bridge loan and to provide security for certain obligations associated with the nearly complete Union and Gila River power stations.

As previously reported, the April 21 downgrade of TECO’s debt rating by Moody’s Investor Service triggered the requirement to, within fifteen days, post letters of credit for its obligations under the Construction Undertakings that ramp down in accordance with a schedule as the projects progress toward completion and to secure the $375 million unpaid balance of the equity bridge loan or repay same associated with the construction of the Union and Gila River power projects. The company reported today that this loan has been repaid in full. A scheduled installment of $125 million was paid on April 30, and the remaining $250 million balance was paid on May 5.

The other requirement was to post letters of credit, in an amount satisfactory to the majority of lenders, to secure the projects and project lenders for the remaining potential cost to complete the projects. On May 6, the company posted letters of credit of $8 million and cash collateral of $38.4 million over and above the retainage letters of credit in the amount of $128.9 million currently posted in order to comply with its security posting obligations and mutually agreed with the lenders to extend the deadline to May 14 to reach agreement on a final acceptable amount of security while the company and the lenders continue their discussions.

Construction of the Union station is 99% complete, and construction of the Gila River station is 93% complete. To date, two of Union station’s four units have achieved commercial operation. The company expects that before the end of May a third unit at Union and the first unit at Gila River will achieve commercial operation, and that two additional units (one at Union and one at Gila River) will reach mechanical completion. The anticipated commercial operation date is June 10 for the final unit at Union station and August 1 for the final unit at Gila River station.

Note: This report contains forward-looking statements relating to the commercial operation and mechanical completion dates for the Union and Gila stations and to current discussions with lenders. These statements are subject to the inherent uncertainties in predicting future results and conditions. The anticipated commercial operation and mechanical completion dates are dependent upon construction progressing as planned, and there can be no assurance that delays will not occur. Likewise, there can be no assurance that the company will be successful in reaching agreement with the lenders on the acceptable amount of security. Additional information is contained under “Investment Considerations” in the company’s Annual Report on Form 10-K for the period ended December 31, 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECO Energy, Inc.
(Registrant)

Dated: May 6, 2003	By:	/s/ S. A. MYERS
S. A. MYERS
Vice President—Corporate Accounting and Tax (Principal Accounting Officer)

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